Exhibit 99.1

Cision Reports Third Quarter 2017 Results; Updates Full Year 2017 Outlook

CHICAGO, Nov. 8, 2017 /PRNewswire/ -- Cision Ltd. (NYSE: CISN), a leading global provider of software and services to public relations and marketing communications professionals, today reported results for the quarter ended September 30, 2017.

Highlights for the quarter include:

  Revenue increased 5.9% to $159.7 million;
  Revenue, excluding impacts from purchase accounting, was $160.4 million;
  Operating income for the quarter ended September 30, 2017 was $13.9 million, a $21.0 million improvement versus the prior year's third quarter operating loss of $7.1 million;
  Net loss was $46.4 million;
  Adjusted EBITDA increased 12.2% to $57.0 million;
  Fully-diluted net loss per share was ($0.38); and
  Adjusted pro forma net income per diluted share increased by 114.3% to $0.15 versus the prior year's third quarter.

"We are pleased to have delivered another solid quarter while navigating our way through integration efforts and continued improvement of the Cision Communications Cloud," said Kevin Akeroyd, Cision's Chief Executive Officer. "As we've stated previously, our operational focus will continue to be on delivering best-in-class products and services to our customers, executing on our remaining synergies, and driving towards our long-term goals and objectives."

Financial Results

  Revenue for the quarter ended September 30, 2017 was $159.7 million, a 5.9% increase over the prior year's third quarter revenue of $150.8 million;
  Net loss for the quarter ended September 30, 2017 was $46.4 million, a $6.9 million decline versus the prior year's third quarter net loss of $39.5 million;
  Fully-diluted net loss per share for the quarter ended September 30, 2017 was ($0.38), a $1.01 per share improvement versus the prior year's third quarter fully-diluted net loss per share of ($1.39);
  Net cash provided by operating activities was $38.3 million for the nine months ended September 30, 2017, a $35.6 million improvement versus the net cash provided by operating activities of $2.7 million for the nine months ended September 30, 2016;
  EBITDA for the quarter ended September 30, 2017 was $51.0 million, a $16.7 million improvement versus the prior year's third quarter EBITDA of $34.3 million;
  Adjusted EBITDA for the quarter ended September 30, 2017 was $57.0 million, a $6.2 million improvement versus the prior year's third quarter Adjusted EBITDA of $50.8 million;
  Adjusted net income for the quarter ended September 30, 2017 was $18.1 million, a $12.0 million improvement versus the prior year's third quarter Adjusted net income of $6.0 million;
  Adjusted pro forma net income per share for the quarter ended September 30, 2017 was $0.15, a $0.08 per share improvement versus the prior year's third quarter Adjusted pro forma net income per share of $0.07; and
  Adjusted net cash provided by operating activities was $63.9 million for the nine months ended September 30, 2017, a $25.2 million improvement versus the prior year's nine months ended September 30, 2016 Adjusted net cash provided by operating activities of $38.6 million.

Business Statistics and Operational Highlights

  Cision/PRN US cross-sell bookings of $1.4 million (annual contract value) during the third quarter, bringing the total cross-sell bookings within the US to $10.7 million since the completion of the acquisition of PR Newswire;
  Cision/Bulletin US cross-sell bookings of $0.6 million (annual contract value) during the third quarter, bringing the total cross-sell bookings within the US to $1.4 million since the completion of the acquisition of Bulletin Intelligence;
  Continued enhancement of our industry leading Cision Communications Cloud™ platform, with releases that expanded social media monitoring capabilities, improved management and measurement of multi-channel PR campaigns, and integrated analytical tools such as Google Analytics and Adobe;
  The average number of subscription customers was approximately 39,300 during the quarter ended September 30, 2017, representing a 3.9% increase over the pro forma number of subscription customers during the quarter ended September 30, 2016;
  The average annualized revenue per subscription customer was approximately $9,940 during the quarter ended September 30, 2017. Excluding the impact of currency, this represented a 0.9% decrease versus the pro forma average annualized revenue per subscription customer during the quarter ended September 30, 2016;
  Approximately 40,600 customers purchased services from us on a transaction basis during the quarter ended September 30, 2017, representing a 5.0% decrease in the number of pro forma customers that purchased services from us on a transaction basis during the quarter ended September 30, 2016;
  The average revenue per customer that purchased services from us on a transaction basis was $1,300 during the quarter ended September 30, 2017. Excluding the impact of currency, this represented a 2.2% decrease versus the average revenue per pro forma customer that purchased services from us on a transaction basis during the quarter ended September 30, 2016;
  Americas revenues were $112.7 million for the quarter ended September 30, 2017, a 1.7% decrease over the prior year's third quarter Americas revenues of $114.6 million;
  EMEA revenues were $40.3 million for the quarter ended September 30, 2017, a 31.5% increase over the prior year's third quarter EMEA revenues of $30.6 million; and
  APAC revenues were $6.7 million for the quarter ended September 30, 2017, a 22.0% increase over the prior year's third quarter APAC revenues of $5.5 million.

Fiscal Year 2017 Outlook
Our updated outlook for the full year ending December 31, 2017 appears below:

  Revenue of between $627 million and $631 million;
  Including the acquisition of Bulletin Intelligence and the divestiture of Vintage, as if both occurred on January 1, 2017, revenue of between $630 million and $634 million;
  Adjusted EBITDA of between $223 million and $225 million;
  Including the acquisition of Bulletin Intelligence and the divestiture of Vintage, as if they both occurred on January 1, 2017, Adjusted EBITDA of between $225 million and $227 million;
  Adjusted net income of between $57 million and $60 million; and
  Adjusted pro forma net income per share per of between $0.56 and $0.59.

Additionally, for the full year ending December 31, 2017, Cision expects:

  Depreciation expense of between $24 million and $26 million;
  Net interest expense, exclusive of debt extinguishment costs, of between $116 million and $118 million;
  Cash interest expense of between $102 million and $104 million, with fourth quarter 2017 cash interest expense of between $16 million and $18 million;
  Amortization expense of between $114 million and $116 million, with $24 million to $26 million of this amortization expense within cost of revenue and the remainder in general and administrative costs;
  Stock-based compensation expense of between $4 million and $5 million;
  Capital expenditures, inclusive of capitalized software development, of between $25 million and $27 million; and
  Adjusted net cash provided by operating activities of between $95 million and $99 million.

The above outlook assumes the following exchange rates with respect to the British Pound, the Euro and the Canadian Dollar for the remainder of 2017:

GBP to USD	1.30
EUR to USD	1.16
CAD to USD	0.78

Additionally, our outlook for 2017 (1) excludes any additional acquisitions, divestitures, or other unanticipated events, (2) adjusts for the deferred revenue reduction from purchase accounting, and (3) includes 2,000,000 earn-out shares that were issued to Canyon Holdings (Cayman) L.P. on November 3, 2017 in accordance with the terms of the Agreement and Plan of Merger by and among Capitol Acquisition Corp. III, Capitol Acquisition Holding Company Ltd., later renamed "Cision Ltd." (the "Company"), Capital Acquisition Merger Sub, Inc., Canyon Holdings (Cayman) L.P. ("Canyon") and Canyon Holdings s.à r.l.. See discussion of non-GAAP financial measures at the end of this release.

As previously announced, we will hold a conference call to discuss its third quarter 2017 results on November 8, 2017 at 5:00pm EST. The conference call will be simultaneously webcast on the Investor Relations section of the company's website: http://investors.cision.com

Use of Non-GAAP Financial Measures
Non-GAAP results are presented only as a supplement to our financial statements based on US generally accepted accounting principles (GAAP). Non-GAAP financial information is provided to enhance the reader's understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures, such as EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted net income per share, and Adjusted net cash provided by operating activities, are provided within the schedules attached to this release. We use non-GAAP measures in our operational and financial decision-making, believing that it is useful to exclude certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews include Adjusted EBITDA, Adjusted net income, Adjusted pro forma net income per share, and Adjusted net cash provided by operating activities. Additionally, we believe that the presentation of non-GAAP measures provides information that is useful to investors as it indicates, for example, our ability to meet capital expenditures and working capital requirements and otherwise meet our obligations as they become due. Investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. This communication also includes certain forward-looking non-GAAP financial measures. We are unable to present without reasonable efforts a reconciliation of this forward-looking non-GAAP financial information because management cannot reliably predict all of the necessary components of such measures. Forward-looking non-GAAP financial information is based on numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond our control. Accordingly, investors are cautioned not to place undue reliance on this information.

Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as an analytical tool. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, results of operations as determined in accordance with GAAP.

Forward-Looking Statements
This communication contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "anticipate," "intend," "plan," "goal," "seek," "aim," "strive," "believe," "see," "project," "predict," "estimate," "expect," "continue," "strategy," "future," "likely," "may," "might," "should," "will," "would," "target," similar expressions, and variations or negatives of these words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Accordingly, you should not place undue reliance on these statements, as actual results may vary materially. A detailed discussion of some of the risks and uncertainties that could cause our actual results and financial condition to differ materially from the forward-looking statements is described under the caption "Risk Factors" in our Registration Statement on Form S-4 filed on June 14, 2017, along with our other filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made by us in this communication is based only on information currently available to us and speaks only as of the date of this report. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Please consult our public filings at www.sec.gov or www.Cision.com.

About Cision
Cision Ltd. (NYSE: CISN) is a leading global provider of earned media software and services to public relations and marketing communications professionals. Cision's software allows users to identify key influencers, craft and distribute strategic content, and measure meaningful impact. Cision has over 3,000 employees with offices in 15 countries throughout the Americas, EMEA, and APAC. For more information about its award-winning products and services, including the Cision Communications Cloud®, visit www.cision.com and follow Cision on Twitter @Cision.

Cision Ltd. and its Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share and share amounts)
(Unaudited)

	September 30,	December 31,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$ 76,732	$ 35,135
Restricted cash	20	627
Accounts receivable, net	97,503	87,605
Prepaid expenses and other current assets	18,705	16,225
Total current assets	192,960	139,592
Property and equipment, net	55,060	47,947
Other intangible assets, net	472,628	511,210
Goodwill	1,113,813	1,079,518
Other assets	9,458	8,801
Total assets	$ 1,843,919	$ 1,787,068

Liabilities, Mandatorily Redeemable Equity and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$ 12,555	$ 11,171
Due to Cision Owner, Convertible Preferred Equity Certificates	-	443,102
Accounts payable	14,286	8,723
Accrued compensation and benefits	20,821	26,109
Other accrued expenses	62,473	54,862
Current portion of deferred revenue	124,782	119,600
Total current liabilities	234,917	663,567
Long-term debt, net of current portion	1,188,462	1,383,877
Deferred revenue, net of current portion	1,356	961
Deferred tax liability	53,239	83,209
Other liabilities	19,103	14,507
Total liabilities	1,497,077	2,146,121

Series A-1 and Series C-2 mandatorily redeemable stockholders' equity, 5,498,688 shares authorized, issued and outstanding at December 31, 2016	-	701

Stockholders' equity (deficit):
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; no shares issued at September 30, 2017 and December 31, 2016	-	-
Common stock, $0.0001 par value, 480,000,000 shares authorized; 120,634,922 and 28,369,644shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	12	3
Additional paid-in capital	770,620	11,448
Accumulated other comprehensive loss	(37,937)	(73,902)
Accumulated deficit	(385,853)	(297,303)
Total stockholders' equity (deficit)	346,842	(359,754)

Total liabilities, mandatorily redeemable equity and stockholders' equity (deficit)	$ 1,843,919	$ 1,787,068

Cision Ltd. and its Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share and share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Revenue	$ 159,729	$ 150,778	$ 462,678	$ 319,308
Cost of revenue	53,287	51,581	147,571	112,238
Gross profit	106,442	99,197	315,107	207,070
Operating costs and expenses
Sales and marketing	27,931	28,839	83,231	64,077
Research and development	5,661	7,050	16,679	14,348
General and administrative	36,127	44,360	117,819	98,681
Amortization of intangible assets	22,829	26,018	66,306	51,619
Total operating costs and expenses	92,548	106,267	284,035	228,725
Operating income (loss)	13,894	(7,070)	31,072	(21,655)
Non operating income (losses)
Foreign exchange gains (losses)	802	454	(1,832)	6,103
Interest and other income, net	177	382	2,450	650
Interest expense	(23,063)	(46,472)	(96,306)	(82,292)
Loss on extinguishment of debt	(51,872)	-	(51,872)	(23,591)
Total non operating loss	(73,956)	(45,636)	(147,560)	(99,130)
Loss before income taxes	(60,062)	(52,706)	(116,488)	(120,785)
Benefit from income taxes	(13,653)	(13,167)	(27,938)	(46,134)
Net loss	$ (46,409)	$ (39,539)	$ (88,550)	$ (74,651)
Other comprehensive income (loss) - foreign currency translation adjustments	13,371	(9,927)	35,965	(41,981)
Comprehensive loss	$ (33,038)	$ (49,466)	$ (52,585)	$ (116,632)

Net loss per share:
Basic	$ (0.38)	$ (1.39)	$ (1.47)	$ (2.63)
Diluted	$ (0.38)	$ (1.39)	$ (1.47)	$ (2.63)
Weighted average shares outstanding used in computing per share amounts:
Basic	120,584,316	28,369,644	60,120,689	28,369,644
Diluted	120,584,316	28,369,644	60,120,689	28,369,644

Cision Ltd. and its Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine months ended September 30,
	2017	2016

Cash flows from operating activities
Net loss	$ (88,550)	$ (74,651)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	103,392	87,552
Noncash interest charges and amortization of debt discount and deferred financing costs	60,532	30,213
Noncash yield on Convertible Preferred Equity Certificates	2,292	12,014
Equity-based compensation expense	2,944	4,024
Provision for doubtful accounts	2,247	3,131
Deferred income taxes	(29,970)	(54,000)
Unrealized currency translation losses (gains)	1,551	(4,478)
Gain on sale of business	(1,785)	-
Other	(171)	(114)
Changes in operating assets and liabilities, net of effect of acquisitions and disposal:
Accounts receivable	7,018	5,936
Prepaid expenses and other current assets	1,072	1,299
Other assets	113	4,279
Accounts payable	(2,110)	1,854
Accrued compensation and benefits	(10,207)	3,490
Other accrued expenses	(6,748)	(196)
Deferred revenue	(3,168)	(15,082)
Other liabilities	(110)	(2,586)
Net cash provided by operating activities	38,342	2,685
Cash flows from investing activities
Purchases of property and equipment	(7,746)	(3,532)
Software development costs	(11,365)	(8,584)
Acquisitions of businesses, net of cash acquired of $12,354 and $9,071	(54,992)	(805,214)
Proceeds from disposal of business	23,675	3,996
Change in restricted cash	607	(19)
Net cash used in investing activities	(49,821)	(813,353)
Cash flows from financing activities
Proceeds from revolving credit facility	5,000	33,475
Repayment of revolving credit facility	(38,475)	-
Proceeds from issuance of Convertible Preferred Equity Certificates to Cision Owner	-	136,025
Payment of amounts due to Cision Owner	(1,940)	-
Proceeds from term credit facility, net of debt discount of $10,091 and $105,930	1,275,634	1,364,070
Repayments of term credit facility	(1,494,501)	(722,180)
Payments on capital lease obligations	(171)	(229)
Proceeds from the consummation of the Transactions	305,210	-
Net cash provided by financing activities	$ 50,757	$ 811,161
Effect of exchange rate changes on cash and cash equivalents	2,319	(748)
Increase (decrease) in cash and cash equivalents	41,597	(255)
Cash and cash equivalents
Beginning of period	35,135	30,606
End of period	$ 76,732	$ 30,351

Supplemental non-cash information
Contribution of Convertible Preferred Equity Certificates in connection with Transactions	$ 450,455	$ -
Issuance of Convertible Preferred Equity Certificates in connection with acquisition	-	40,000

Cision Ltd. and its Subsidiaries
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
(in thousands)
(Unaudited)

	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Net income (loss)	$ (46,409)	$ (39,539)	$ (88,550)	$ (74,651)
Depreciation and amortization	36,102	40,511	103,392	87,552
Interest expense and loss on extinguishment of debt	74,935	46,472	148,178	105,883
Provision (benefit) from income taxes	(13,653)	(13,167)	(27,938)	(46,134)
EBITDA (1)(6)	$ 50,975	$ 34,277	$ 135,082	$ 72,650
Acquisition related costs and expenses	5,234	13,268	25,524	35,958
Stock-based compensation	1,018	1,408	2,944	4,024
Deferred revenue reduction from purchase accounting	646	584	751	584
Gain on sale of business	-	-	(1,785)	-
Sponsor fees and expenses	-	125	284	451
Unrealized translation loss (gain)	(843)	1,156	1,551	(4,478)
Adjusted EBITDA (2)(6)	$ 57,030	$ 50,818	$ 164,351	$ 109,189

Cision Ltd. and its Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Pro Forma Net Income per Diluted Share
(in thousands, except per share and share amounts)
(Unaudited)

	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Net income (loss)	$ (46,409)	$ (39,539)	$ (88,550)	$ (74,651)
Provision (benefit) from income taxes	(13,653)	(13,167)	(27,938)	(46,134)
Acquisition related costs and expenses	5,234	13,268	25,524	35,958
Gain on sale of business	-	-	(1,785)	-
Stock-based compensation expense	1,018	1,408	2,944	4,024
Deferred revenue reduction from purchase accounting	646	584	751	584
Amortization related to acquired intangible assets	29,153	33,515	84,530	69,100
Debt refinancing, CPEC interest and debt extinguishment costs	51,872	11,647	55,850	36,540
Sponsor fees and expenses	-	125	284	451
Unrealized translation loss (gain)	(843)	1,156	1,551	(4,478)
Adjusted income (loss) before income taxes	$ 27,018	$ 8,997	$ 53,161	$ 21,394
Less: Income tax at 33% statutory rate	(8,916)	(2,969)	(17,543)	(7,060)
Adjusted net income (3)(6)	$ 18,102	$ 6,028	$ 35,618	$ 14,334
Pro forma fully-diluted weighted average shares outstanding (4)(6)	120,584	82,076	95,335	82,076
Adjusted pro forma net income per diluted share (4)(6)	$ 0.15	$ 0.07	$ 0.37	$ 0.17

Cision Ltd. and its Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities to Adjusted Net Cash Provided by Operating Activities
(in thousands)
(Unaudited)

	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016	Net Change
Net cash provided by operating activities	$ 38,342	$ 2,685	$ 35,657
Acquisition related costs and expenses	25,524	35,958	(10,434)
Adjusted net cash provided by operating activities (5)(6)	$ 63,866	$ 38,643	$ 25,223

(1) Cision defines EBITDA as net income (loss), plus depreciation and amortization expense, plus interest expense and loss on extinguishment of debt, plus provision for (or minus benefit from) income taxes.

(2) Cision defines Adjusted EBITDA as net income (loss), plus depreciation and amortization expense, plus interest expense and loss on extinguishment of debt, plus provision for (or minus benefit from) income taxes, further adjusted for the following items: acquisition related costs and expenses, stock-based compensation, deferred revenue reduction from purchase accounting, (gains) losses related to divested businesses or assets, sponsor fees and expenses, and unrealized translation losses (gains). All of the items included in the reconciliation from net income to Adjusted EBITDA are either non-cash items or are items that we consider to be less useful in assessing our operating performance. In the case of the non-cash items, we believe that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate cash or invest in our business. For example, by excluding depreciation and amortization from EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, we believe that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

(3) Cision defines Adjusted net income as net income (loss) plus provision for (or minus benefit from) income taxes, further adjusted for acquisition related costs and expenses, (gains) losses related to divested businesses or assets, stock-based compensation, deferred revenue reduction from purchase accounting, amortization related to acquired intangibles, debt refinancing, CPEC interest and debt extinguishment costs, sponsor fees and expenses, and unrealized translation losses (gains), which together, sum to Adjusted net income (loss) before income taxes. Adjusted net income (loss) before income taxes is then taxed at an assumed US statutory long term corporate tax rate of 33% to determine Adjusted net income (loss). All of the items included in the reconciliation from net income to Adjusted net income are either non-cash items or are items that we consider to be less useful in assessing our operating performance. In the case of the non-cash items, we believe that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate free cash flow or invest in our business. For example, by excluding the amortization related to acquired intangibles, users can compare operating performance without regard to highly variable amortization expenses related to our acquisitions. In the case of the other items, we believe that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

(4) Adjusted pro forma net income per diluted share is defined as Adjusted net income (loss), as defined above, divided by the fully-diluted pro forma weighted average shares outstanding for the period. The fully-diluted pro forma weighted average shares outstanding for the respective period assume that the exchange of shares pursuant to our merger with Capitol Acquisition III had taken effect as of the beginning of such period. Additionally, for purposes of calculating the number of fully diluted pro forma weighted shares outstanding, we have excluded the potential impact of dilution from outstanding warrants to purchase shares of our common stock.

(5) Adjusted net cash provided by operating activities is defined as net cash provided by operating activities adjusted for the payment of acquisition related costs and expenses.

(6) Adjusted net income (loss), Adjusted pro forma net income (loss) per diluted share, EBITDA, Adjusted EBITDA, and Adjusted cash flow provided by (used in) operating activities, are used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. For example, a measure similar to Adjusted EBITDA is required by the lenders under our term loan and revolving credit agreements. In August 2016, the Financial Accounting Standards Board ("FASB") issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows, including the presentation of debt prepayment or debt extinguishment costs as cash outflows for financing activities on the statement of cash flows. The standard was effective for us in the first quarter of fiscal year 2019, however, we elected to early adopt ASU 2016-15 on a retrospective basis on July 1, 2017, resulting in classifying $19.4 million in payments of original issue discount upon debt extinguishment as a repayment of term loan facility, a financing outflow, as opposed to the prior treatment which was to classify these as an operating cash outflow on our condensed consolidated statements of cash flows for the nine months ended September 30, 2016. The resulting change increased cash provided by operating activities to $2.7 million and decreased cash provided by financing activities to $811.2 million for the nine months ended September 30, 2016.

Investor Contact:
Jack Pearlstein
Chief Financial Officer
Jack.Pearlstein@Cision.com

Media Contact:
Nick Bell
Vice President, Marketing Communications and Content
nick.bell@cision.com